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                                                                    Exhibit 10.1


2006 CASH BONUS PLANS

     The Compensation Committee approved a bonus plan for executive officers of the Company to be effective for the 2006 fiscal year. Pursuant to the 2006 bonus plan, Joey A. Jacobs, Steven T. Davidson, Brent Turner, Jack E. Polson, Christopher L. Howard and the individual hired as Chief Operating Officer, when and if hired by the Company, may be awarded cash bonuses based upon the Company's attainment of certain performance targets during 2006. The plan provides that the bonus of Mr. Jacobs, Mr. Davidson, Mr. Turner, Mr. Polson and Mr. Howard for 2006 will be based 60% upon targets related to the comparison of the Company's actual earnings before income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization ("EBITDA") to budgeted EBITDA for 2006; 20% upon targets related to adjusted earnings per share for 2006; and 20% on other criteria selected by the Compensation Committee. The bonus for the Company's Chief Operating Officer for 2006 will be based 70% upon targets related to the comparison of the Company's actual EBITDA to budgeted EBITDA for 2006; 20% upon targets related to adjusted earnings per share for 2006; and 10% on other criteria selected by the Compensation Committee. In addition, the Company must collect at least 95% of revenue recorded in order for the executive officers to be eligible for payment of a bonus. The maximum bonus award (as a percentage of base salary) that each executive officer can receive is as follows: Mr. Jacobs, 135%; the Chief Operating Officer, 90%; and Mr. Davidson, Mr. Turner, Mr. Polson and Mr. Howard, 67.5%.

     Following the end of the 2006 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2006 performance targets discussed above were met. The awarding of cash bonuses is subject to the discretion of the Compensation Committee.